                                                           Exhibit 5.2


                              [LETTERHEAD]



                               November 12, 1997


United Homes, Inc.
2100 Golf Road, Suite 110
Rolling Meadows, IL 60008

    RE:  UNITED HOMES, INC/OFFERING OF 11% MANDATORY REDEMPTION DEBENTURES

Ladies and Gentlemen:

    We have acted as special counsel to United Homes, Inc., an Illinois corporation (the "Company"). You have requested our opinion with respect to the matter set forth below.

    In connection with delivery this opinion to you, as special counsel to the Company, we have examined (i) a form of the Company's 11% Mandatory Redemption Debentures due March 15, 2005 (the "Debentures"); (ii) a form of Indenture pursuant to which the Debentures will be issued between the Company and National City Bank of Minneapolis (the "Indenture"); (iii) the Articles of Incorporation of the Company; and (iv) the Bylaws of the Company.

    In rendering the opinion expressed below, we have assumed, with your permission, that: (i) that all signatures, appearing in all documents, are valid and genuine; (ii) the documents shown to us are complete and no modifications to any thereof exist; (iii) the documents submitted to us as certified or photostatic copies of original documents conform to the original documents; (iv) the originals of certified or photostatic are authentic; and
(v) representations and warranties as to factual matters made by the Company, and its officers and other representatives and contained in Section 2 of the underwriting agreement by and between the Company and Miller & Schroeder Financial, Inc. (the "Underwriter") and filed as an exhibit to the Registration Statement on November 6, 1997 (the "Underwriting Agreement") and the various officer's certificates delivered to the Underwriter or to Shefsky & Froelich, Ltd., counsel to the Company, in connection with the offering of 11% Mandatory Redemption Debentures (the "Offering") on the closing date of the Offering are true and complete.

                                [LOGO]

November 12, 1997
Page 2


    We are admitted to the practice of law only in the State of Minnesota and, accordingly, we do not purport to be experts on the laws of any other jurisdiction nor do we express any opinion as to the laws of jurisdictions other than the laws of the State of Minnesota and the federal law of the United States of America, all as currently in effect. In limitation of the foregoing, we express no opinion as to: (i) the federal environmental and land use regulations; (ii) the compliance or noncompliance with state securities laws, rules and regulations or with the anti-fraud provisions of the state and local federal laws, rules and regulations concerning issuance of securities; or (iii) the enforceability of any provisions of the Debenture or the Indenture relating to governing law, choice of law, or the jurisdiction or venue of any legal actions or remedies.

    Based upon the foregoing and the following qualifications, we are of the opinion that the Debentures are in a form that, when executed and authenticated in accordance with the Indenture, and delivered against payment pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms.

    This opinion is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or in court decisions of agreements providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

    In rendering the foregoing opinion as to matters governed by the internal laws of the State of Illinois, we have relied upon the opinion dated November 12, 1997 of Shefsky & Froelich Ltd. a copy of which is filed as Exhibit 5.1 to the Registration Statement.

    We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm contained under the heading "Legal Matters."

    This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon without our prior express written consent, but we hereby consent to its use in connection with the Registration Statement.

                                         Very Truly Yours,


                                         MACKALL, CROUNSE & MOORE, PLC

                                         /s/ MACKALL, CROUNSE & MOORE, PLC